Exhibit 10.1

LICENSE, DISTRIBUTION, MANUFACTURING AND SUPPLY AGREEMENT
BY AND BETWEEN
LUITPOLD PHARMACEUTICALS, INC., AMERICAN REGENT, INC.
AND
FRESENIUS USA MANUFACTURING, INC.
June   , 2008

LICENSE, DISTRIBUTION, MANUFACTURING AND SUPPLY AGREEMENT

This LICENSE, DISTRIBUTION, MANUFACTURING AND SUPPLY AGREEMENT (this Agreement”) is made and entered into as of June   , 2008, by and between LUITPOLD PHARMACEUTICALS, INC., a corporation duly organized and existing under the applicable laws of the State of New York, and having a principal place of business in Shirley, New York (hereinafter referred to as “Luitpold”), AMERICAN REGENT, INC., a corporation duly organized and existing under the applicable laws of the State of New York, and having a principal place of business in Shirley, New York (hereinafter referred to as “AR”, and Luitpold and AR collectively referred to as “Luitpold/AR”), and FRESENIUS USA MANUFACTURING, INC., a corporation duly organized and existing under the applicable laws of the State of Delaware, and having a principal place of business in Waltham, Massachusetts (hereinafter referred to as “FUSA”). VIFOR (INTERNATIONAL), INC. (hereinafter referred to as “Vifor”) is also executing this Agreement to indicate its acknowledgement of and consent to the terms and provisions hereof, and to agree to those provision hereof that pertain to it. Luitpold/AR and FUSA are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Luitpold/AR is party to a Master License Agreement with Vifor under which Luitpold/AR licenses from Vifor certain rights and Know-How (as hereinafter defined) relating to the Iron Products (as defined herein) and under which Vifor manufactures and supplies to Luitpold/AR the active pharmaceutical ingredient used in the manufacture of the Iron Products; and

WHEREAS, Luitpold/AR licenses from Vifor the manufacturing, marketing and distribution rights to the Product sold under the Venofer® brand in various formulations, presentations and strengths; and

WHEREAS, FUSA wishes to obtain from Luitpold/AR a sublicense and Vifor consents that Luitpold may grant a sublicense to FUSA for the exclusive right to manufacture (or arrange for the manufacture), package, label, use, distribute, market, promote, detail, advertise and sell the Iron Products for the Field in the Territory (as hereinafter defined), and to utilize the Trademarks (as hereinafter defined) to identify the Iron Products in connection with the manufacture, packaging, labeling, distribution, marketing, promotion, advertisement and sale thereof for the Field in the Territory as described herein, and Luitpold/AR and Vifor wish to grant such rights to FUSA on the terms and conditions set forth in this Agreement; and

WHEREAS, FUSA wishes to contract with Luitpold/AR for Luitpold/AR to exclusively manufacture and supply the Iron Products to FUSA and Luitpold/AR agrees to manufacture and supply, FUSA’s requirements of finished dosage forms of the Iron Products, for distribution for the Field in the Territory for the Term (as hereinafter defined), and FUSA wishes to have Luitpold/AR purchase from Vifor on its behalf, and Vifor agrees to supply through Luitpold/AR on behalf of FUSA, FUSA’s requirements of the API (as hereinafter defined) for the Iron Products for incorporation into finished Product by Luitpold/AR for distribution for the Field in the Territory for the Term by FUSA; and

WHEREAS, [*]

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, Luitpold/AR and FUSA hereby agree, and Vifor consents to such agreement, as follows:

ARTICLE 1

DEFINED TERMS

1.01 Defined Terms.  The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

“API” means, as applicable, the active pharmaceutical ingredient used in the manufacture of any of the Iron Products.

“Adverse Event” shall mean any adverse event associated with the use of the Iron Products in humans, whether or not considered drug-related, including (i) an adverse event occurring in the course of the use of the Iron Products in professional practice; (ii) an adverse event occurring from an overdose, whether accidental or intentional, related to the Iron Products; (iii) an adverse event occurring from drug abuse related to the Iron Products; (iv) an adverse event occurring from withdrawal of the Iron Products; and (v) any failure of expected pharmacological action of an Iron Product, or such other definition as may from time to time be set forth in 21 CFR Part 314.80.

“Affiliate” means, with respect to any Person, any other Person, that directly or indirectly controls, is controlled by, or is under common control with, such Person. For such purposes, control, controlled by and under common control with shall mean the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting stock or partnership interest, by contract or otherwise. In the case of a corporation, the direct or indirect ownership of fifty percent (50%) or more, or the ownership percentage as required under local jurisdiction, of its outstanding voting shares or the ability otherwise to elect a majority of the board of directors or other managing authority of the entity shall in any event be deemed to confer control, it being understood that the direct or indirect ownership of a lesser percentage of such shares shall not necessarily preclude the existence of control.

“Agreement” means this agreement, together with all appendices, exhibits and schedules hereto, as the same may be amended or supplemented in accordance with this Agreement.

[*]

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“Applicable Laws” means all laws (including the common law), ordinances, rules and regulations, written governmental interpretations thereof, guidance related thereto or the application thereof, applicable to this Agreement or the activities contemplated hereunder, including without limitation the FDA Act and applicable regulations, federal and state anti-kickback laws, privacy laws, consumer protection statutes, laws relating to sample accountability or Iron Products pedigree and any requirements under any Product Registrations applicable to the Iron Products for the Field in the Territory.

“ASP” means average sales price as that term is defined in 42 U.S.C. § 1395w-3a, as such statute may be amended.

“Business Day” means any day that is not a Saturday, Sunday or a United States federal holiday.

“Calendar Quarter” means a period of three (3) consecutive calendar months commencing each January 1, April 1, July 1, and September 1 and ending each March 31, June 30, September 30 and December 31, as the case may be.

[*]

“cGMPs” means current Good Manufacturing Practices, as defined in under 21 U.S.C. section 351(a)(2)(B) and the FDA regulations promulgated thereunder, including without limitation, 21 C.F.R. Section 210 et seq., as amended and in effect from time to time.

“Certificates of Analysis and Compliance” shall mean the certificate of analysis confirming the identity, strength, quality and purity of the Lot to which it pertains together with the certificate of compliance confirming that the same Lot was manufactured, tested, stored and supplied in compliance with cGMPs and Applicable Laws, each such certificate signed by an authorized signatory of Luitpold/AR.

“Claim” means a FUSA Claim or a Luitpold/AR Claim, as applicable.

“CMS” means the Centers for Medicare and Medicaid Services of the U.S. Department of Health and Human Services.

[*]

“Commercially Reasonable Efforts” of a Party means those efforts consistent with the exercise of its prudent clinical, scientific and business judgment as applied to other commercialization efforts for products of similar clinical, scientific and commercial potential within the relevant product lines of such Party.

“Confidential Information” has the meaning set forth in Section 10.01(a).

“Confidentiality Agreement” has the meaning set forth in Section 10.01(b).

“Contract Year” means each period of twelve consecutive months beginning on the Effective Date and each anniversary of the Effective Date during the term of this Agreement. A Contract Year may be designated by the calendar year in which it begins, e.g., “Contract Year 2008” will be the Contract Year beginning in 2008.

“DDMAC” means the FDA’s Division of Drug Marketing, Advertising and Communications.

“Discrepancy Reports” shall mean deviation reports pertaining to API or Iron Products generated by Luitpold/AR or Vifor that contain information relating to deviations that may require reporting to the FDA or a regulatory authority.

“Drug Master File” or “DMF” shall mean a voluntary submission that may be used to provide confidential, detailed information about any of the Iron Products, API and facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of the Iron Products or API.

“Effective Date” means the first day of the month immediately following at least thirty (30) days after the date on which all conditions set forth in Section 13.01 have been satisfied or waived in writing.

[*]

“Employees” has the meaning set forth in Section 3.10(a).

“EOC” has the meaning set forth in Section 12.16.

“Escrow Agent” has the meaning set forth in Section 6.11.

“Escrow Agreement” has the meaning set forth in Section 6.11(h).

“Escrow Materials” has the meaning set forth in Section 6.11(h).

“Executive Oversight Committee” shall have the meaning set forth in Section 12.16.

“FDA” means the United States Food and Drug Administration, or any successor agency of the United States.

“FDA Act” shall mean the Federal Food Drug and Cosmetic Act, as amended, and as may be amended from time to time.

“Federal and State Programs” has the meaning set forth in Section 3.07(c).

“Field” means the provision of hemodialysis and peritoneal dialysis services to Stage V Hemodialysis Dependent — Chronic Kidney Disease (HDD-CKD) patients and Peritoneal Dialysis Dependent — Chronic Kidney Disease (PDD-CKD) patients in Independent Outpatient Dialysis Facilities.

“FUSA Warehouse” means a warehouse of finished Iron Products to be maintained by FUSA, which shall be located initially at Charlotte, North Carolina.

“FUSA Claim” has the meaning set forth in Section 8.01.

“FUSA Party” has the meaning set forth in Section 8.01.

“Governmental Authority” means any Federal, state, local or foreign governmental authority, agency or other body.

“Independent Outpatient Dialysis Facilities” means facilities that are not hospital-based facilities and do not meet all of the criteria set forth in 42 C.F.R. § 413.174(c) (and any successor or amended regulations) as follows: (1) the facility is subject to the bylaws and operating decisions of a common governing board which has final administrative responsibility, approves all personnel actions, appoints medical staff, and carries out similar management functions; (2) the facility’s director or administrator is under the supervision of the facilities’ chief executive officer and reports through him or her to the governing body; and (3) the facility is financially integrated, as evidenced by the cost report, which reflects allocation of overhead to the facility through the required step down methodology.

“Intellectual Property” means all intellectual property rights, including rights to inventions, US and foreign patents and patent applications, divisions, continuations, continuations in part, reissues or extensions thereof, Trade Secrets, Know-How and copyrights but excludes Trademarks, as listed on Exhibit 1.01-C, and which will be updated each September 30th and March 31st of each Annual Period.

“Iron Products” means the Products and [*].

“Know-How” means ideas, designs, concepts, compilations of information, methods, techniques, procedures and processes, inventions and discoveries, whether or not patentable, used or useful in the manufacture, packaging, labeling, use, promotion, distribution, or sale of the Iron Products.

“Knowledge” of a Person other than a natural person means the actual knowledge of the officers of such Person having operating responsibility for the business of such Person.

“Licensed Technology” means all Know-How, Trade Secrets, Intellectual Property, Trademarks, and Manufacturing Documentation used or useful in the manufacture, packaging, labeling, use, promotion, distribution, or sale of Iron Products in the Field.

“Licensee” shall mean FUSA.

“Lot” shall mean a single production run of any Iron Product.

“Lot Documentation Package” shall mean all of the following related to a given Lot: (a) with respect to API, a Certificate of Analysis and Compliance, a summary list of Discrepancy Reports, and the actual Discrepancy Reports upon request by FUSA where required to release any Iron Product in the Territory and (b) with respect to Iron Products, a Certificate of Analysis and Compliance, batch production records, Discrepancy Reports and lot disposition form(s) signed by Luitpold/AR. In any event, Luitpold/AR shall provide FUSA all documentation required by the FDA or any Governmental Authority. If actual Discrepancy Reports are necessary for FUSA to comply with the requirements of the FDA or any Governmental Authority in the Territory and FUSA has submitted such request to Luitpold/AR, thereafter, the Lot Documentation Package shall include for each Lot the actual Discrepancy Reports (not merely the summaries thereof).

“Luitpold/AR Claim” has the meaning set forth in Section 8.02.

“Luitpold/AR Entities” means Luitpold/AR and those Luitpold/AR Affiliates that manufacture, distribute, sell, promote or market any Iron Products in the Territory.

“Luitpold/AR Party” has the meaning set forth in Section 8.02.

“Luitpold/AR Suppliers” has the meaning set forth in Section 6.11.

“Manufacturing Documentation” means, with respect to any Iron Product, all Licensed Technology, any and all current validation reports, any current formulation’s manufacturing instructions, and current batch record templates, which are specific to or otherwise used in Secondary Manufacture of the finished form of the Iron Product. For avoidance of doubt, it is understood and agreed that the term “Manufacturing Documentation” shall only apply to such documents as are used in, or that relate to, the finished goods manufacturing process, and shall not in any case apply to the Primary Manufacturing process or to the synthesis of any of the API or Substance in the Iron Product.

[*]

“Material Adverse Effect” when used in connection with a Party means any change, event, violation, inaccuracy, circumstance or effect that is materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity and its parent (if applicable) or subsidiaries taken as a whole; provided, however, that “Material Adverse Affect” shall not include changes, events, violations, inaccuracies, circumstances and effects that are caused by conditions affecting the United States economy as a whole.

“NDA” means the Luitpold/AR New Drug Application 21-135 related to Iron Sucrose Injection, U.S.P., [*] requesting permission to place a drug on the market in accordance with 21 CFR Part 314, and all amendments or supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning such Iron Product which are necessary for FDA approval to market such Iron Product in the Territory.

“NDC” means each of Luitpold’s/AR and FUSA’s National Drug Code. For Luitpold/AR this means NDC 0517-2310 and 0517-2340 and for FUSA this means 49230-534 and 49230-103, plus any NDC codes added during the Term of the Agreement.

[*]

“New Law” has the meaning set forth in Section 5.01(a)(iv).

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“NOV” means notice of violation.

“Party” and “Parties” have the meaning set forth in the introductory paragraph; provided, that for purposes of Articles 9, 10, Section 7.05(a) and Section 13.01(c) and to the extent Vifor makes an express representation, warranty or covenant herein, Vifor shall also be a Party and one of the Parties.

“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership, limited liability company, or other business entity, or any government or any agency or political subdivision thereof (including but not limited to FDA).

“Primary Manufacture” or “Primary Manufacturing” means the process used in the manufacture of the API or Substance (including, but not limited to the synthesis thereof), the result of which will be used in Secondary Manufacturing of a pharmaceutical product, including without limitation the Products.

“Products” means the pharmaceutical product covered by NDA 21-135 in all dosage forms, formulations, line extensions and package configurations and comprising iron sucrose as an active ingredient marketed by Luitpold/AR or its Affiliate in the Territory under the trademark Venofer® and any improvements to such formulations or dosages (that do not require the application for a new Product Approval), as may hereafter be distributed by or licensed to Luitpold/AR or its Affiliates in the Field within the Territory during the Term.

“Product Approval” shall mean an NDA for an Iron Product.

“Product Packaging Materials” means all packaging materials used in the Secondary Manufacture of, and shipment of, the Iron Products, as in effect on the date hereof, including primary and secondary containers, closures, tertiary packaging materials, labels and leaflets, all as revised from time to time in accordance with the terms and conditions of this Agreement.

“Product Registration” means the approvals or registrations (other than the FUSA NDC) for any of the Iron Products which have been, or may hereafter be, received by Luitpold/AR or Vifor in the Territory, including without limitation the Drug Master File (DMF) and NDA for the Iron Product.

[*]

“Product Specifications” shall mean all specifications for an Iron Product set forth in the Product Registration for the Iron Product.

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“Recall” has the meaning set forth in Section 6.05.

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“Renewal Option” has the meaning set forth in Section 11.01.

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“Secondary Manufacture” or “Secondary Manufacturing” means the manufacturing and packaging process used in formulating the API and all excipients into a final dosage form of a pharmaceutical product.

“Serious Adverse Event” means an Adverse Event occurring at any dose that results in any of the following outcomes: death, a life-threatening Adverse Event, inpatient hospitalization or prolongation of existing hospitalization, a persistent or significant disability/incapacity, or a congenital anomaly/birth defect. Important medical events that may not result in death, be life-threatening, or require hospitalization may be considered a Serious Adverse Event when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

“Substance” shall mean API or any intermediaries thereof, which shall be identified by a CAS Registry Number, RN number or complete chemical description.

“Term” means the period during which this Agreement is in full force and effect pursuant to Section 11.01.

“Territory” means the United States of America and its territories and possessions.

“Third Party” means any Person other than a Party, an Affiliate of a Party, Vifor or an Affiliate of Vifor.

[*]

“Trade Secrets” means business or technical information related to the manufacture, packaging, labeling, use, promotion, distribution, or sale of the Iron Products including, but not limited to, formulas or methods of manufacturing and production and Know-How that is not generally known to Third Parties and that derives actual or potential commercial value from not being generally know to Third Parties.

“Transfer” has the meaning set forth in Section 2.07(a).

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1.02 Terms Generally.  All references herein to Articles, Sections, paragraphs, clauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses Exhibits and Schedules to this Agreement unless the context shall otherwise require.

ARTICLE 2

LICENSE AND APPOINTMENT OF DISTRIBUTOR; RIGHTS AND LIMITATIONS;
RIGHTS OF FIRST REFUSAL FOR THE PRODUCTS

2.01 Products License and Appointment.

(a) Subject to the terms of this Agreement, Luitpold/AR hereby grants to FUSA, and Vifor consents to such grant, an exclusive right and license (exclusive even as to Luitpold/AR, Vifor and their respective Affiliates), limited to the Field, to use the Licensed Technology to make, have made, manufacture, have manufactured, package, label, use, promote, distribute, offer for sale and sell the Product within the Territory during the Term; [*]. Except to the extent otherwise provided in this Agreement, the rights granted to FUSA pursuant to this Section 2.01 may not be sublicensed without the prior written approval of Luitpold/AR. In addition, subject to the terms and conditions of this Agreement, Luitpold/AR hereby appoints FUSA as Luitpold/AR’s exclusive distributor (exclusive even as to Luitpold/AR and Vifor and their respective Affiliates) of the Product for the Field within the

Territory, and, in connection therewith, grants to FUSA the exclusive right (exclusive even as to Luitpold/AR and Vifor and their respective Affiliates) to market, promote, advertise, sell and distribute the Products for the Field within the Territory. The appointment made in the preceding sentence shall commence as of the Effective Date and continue throughout the Term, and shall not survive past the termination or expiration of the Term except as provided in Section 11.06. Luitpold/AR and its Affiliates shall not engage in any sale or distribution (except to the extent provided in Section 2.01(b) below) of the Products for the Field within the Territory during the Term; FUSA shall not engage in any sale or distribution of the Products outside the Field or the Territory during the Term. FUSA shall not knowingly sell to any of its Affiliates or any Third Party outside the Territory Products for resale inside the Territory. If Luitpold/AR becomes aware of any sale of Iron Products by FUSA or its Affiliates outside the Field or the Territory, or if FUSA becomes aware of any sale of Iron Products by Luitpold/AR in the Field in the Territory, the Party becoming aware of such sale shall bring the circumstances of such sale to the attention of the EOC for resolution.

(b) Luitpold/AR shall retain the right to ship Products through its distribution channels in the Territory, as long as such shipment is solely in connection with providing Products to a Third Party for sale outside the Field or Territory or to FUSA for the Field within the Territory. Luitpold/AR will work with FUSA to transition all wholesalers contracts servicing the Field to FUSA, including AMD, Metro and AmeriSourceBergen.

(c) [*]

(d) In order to ensure a smooth transition to FUSA of Luitpold/AR’s customer’s for the Products in the Field within the Territory, FUSA and Luitpold/AR shall send a letter to all Luitpold/AR customers informing such customers that FUSA is the exclusive manufacturer and distributor of the Products in the Field within the Territory from and after the Effective Date. The form of such letter is attached hereto as Exhibit 2.01(d-1). Upon termination or expiration of this Agreement, FUSA and Luitpold/AR shall send a letter to all FUSA customers informing such customers that Luitpold/AR is the exclusive manufacturer and distributor of the Iron Products in the Field within the Territory from and after the termination/expiration date. The form of such letter shall be similar in substance to that attached hereto as Exhibit 2.01(d-2).

2.02 [*]

(a) [*]

(b) [*]

(c) [*]

(d) [*]

(e) [*]

(f) [*]

(g) [*]

(h) [*]

(i) [*]

(j) [*]

2.03 Territorial Limitation.  FUSA agrees that it shall conduct its sale and distribution of the Iron Products solely in the Field within the Territory. FUSA shall not sell, market, promote, advertise or distribute the Iron Products outside the Field or Territory. FUSA shall not knowingly sell the Iron Products, directly or indirectly, to any Third Party in the Territory for resale outside the Territory or outside the Field. Luitpold/AR shall use Commercially Reasonable Efforts to ensure that its Affiliates, agents or representatives shall not sell the Iron Products, directly or indirectly, to Third Parties in the Field within the Territory. [*]

2.04 Restriction on Sub-Distributors.  Without the prior written consent of Luitpold/AR (which consent shall not be unreasonably withheld, delayed or conditioned), FUSA shall not grant to any Third Party any rights to market, promote, advertise, sell or distribute the Iron Products, and shall not enter into any agreement or arrangement with respect to co-promoting the Iron Products. The foregoing notwithstanding, FUSA may employ the services of a Third Party in (a) the detailing of the Iron Products to healthcare professionals in the Field within the Territory, so long as any sales representative deployed by such Third Party for FUSA for such purpose shall at such time not detail products that are competitive with the Iron Products, (b) the receiving, warehousing, and shipping of the Iron Products for FUSA, or (c) the acceptance of orders, generation of invoices and collection and management of receivables with respect to FUSA’s sales of the Iron Products.

2.05 Compliance with Product Registration Resale in Same Packaging.  FUSA shall not at any time do, and neither shall Luitpold/AR do or permit its agents or representatives to do, any act in violation of the Product Registration for any of the Iron Products in the Field within the Territory. In the event that any filings are required to be made with or approvals required to be obtained from applicable regulatory authorities in order to sell the Iron Products to FUSA or for FUSA to initiate distribution, marketing, advertisement, sale or promotion of the Iron Products in the Field within the Territory, the Parties shall cooperate fully to ensure that such filings and approvals are obtained or made as expeditiously as reasonably practicable. FUSA shall not alter in any manner any of the Iron Products or its packaging as manufactured for it by Luitpold/AR hereunder and shall sell the Iron Products without alteration in the form manufactured for it by Luitpold/AR. FUSA shall be responsible for all costs and expenses relating to same if for use in the Field.

2.06 No Ownership Rights Conveyed on Effective Date.  Except for FUSA’s right to use the Trademarks and Manufacturing Documentation pursuant to Section 3.03 hereof, [*], no other right or license under any Trademark, the Manufacturing Documentation or under any patent rights or know-how owned or controlled by Luitpold/AR or any of its Affiliates to make or have made the Iron Products is granted under this Agreement to FUSA.

2.07 [*]

(a) [*]

(b) [*]

(c) [*]

(d) [*]

(e) [*]

2.08 [*]

ARTICLE 3

FUSA RESPONSIBILITIES

3.01 Distributor Diligence.  In fulfillment of its obligations under this Agreement, during the Term, FUSA shall:

(i) provide, at its expense, a traceability system for the Iron Products reasonably comparable to customary industry practices and as required by Applicable Laws;

(ii) use Commercially Reasonable Efforts to ensure that all sales force personnel promote the Iron Products in a manner that is consistent with each Iron Product’s applicable Product Registration and labeling and that is permitted by Applicable Laws in the Field. If FUSA becomes aware of any such activity in contravention of the immediately foregoing standards, FUSA shall take prompt affirmative action to ensure that such activity shall cease, and take additional remedial action to advise its sales personnel concerning the activities described in this subsection;

(iii) use Commercially Reasonable Efforts not to take any action constituting a violation of Applicable Laws or breach of this Agreement and that would have a Material Adverse Effect on:

(a) the commercialization of the Iron Products for the Field in the Territory; or

(b) the then existing business of Luitpold/AR, its Affiliates and licensees with respect to Iron Products outside of the Territory and Field;

(iv) obtain, as soon as reasonably practicable following the Effective Date, and no later than six (6) months following the Effective Date, at FUSA’s sole and exclusive expense, any and all requisite NDC’s in FUSA’s name for the Product and, [*] except as otherwise provided in this Agreement, obtain any and all governmental approvals as are required for FUSA to fulfill its obligations hereunder. Luitpold/AR shall cause the NDC number obtained by FUSA to appear on all Iron Products (other than Products consisting of current inventory of finished goods on the Effective Date) manufactured by Luitpold/AR for FUSA;

(v) maintain the availability of the current package inserts with respect to the Iron Products on any website maintained by FUSA or its Affiliates for the distribution, marketing, promotion, detailing, advertising or sale of the Iron Products and at such other locations where FUSA or any such Affiliates make information regarding the Iron Products available; and

(vi) use Commercially Reasonable Efforts to sell, market, detail, promote, advertise and distribute the Iron Products in a manner that will not have a Material Adverse Effect on the Iron Products.

(vii) Exclusively purchase API from Luitpold/AR (who will exclusively purchase it from Vifor) and have Iron Products exclusively manufactured by Luitpold/AR, [*].

3.02 Promotional Materials and Activities.

(a) Subject to the provisions of Section 3.02(b) below, FUSA shall be solely responsible, at its sole expense and under its sole control, subject to review by Luitpold/AR, for conducting all promotional activities and for designing, preparing and distributing all materials, advertisements and activities used in the promotion, advertising and marketing of Iron Products for the Field within the Territory. FUSA shall ensure that all materials, advertisements and promotional activities comply with, and FUSA shall be solely responsible and liable for any failure of such materials and activities to comply with, the applicable labeling and Product Registration for any of the Iron Products and with Applicable Laws and regulations, unless, Luitpold/AR shall not have conducted any prior review or approval of such materials or activities or such materials or activities may have been previously used or conducted by Luitpold/AR. FUSA shall be solely responsible for fulfilling regulatory requirements pertaining to its promotional materials and activities, including, without limitation, sole responsibility for submitting to FDA all promotional and advertising materials prepared by or for FUSA at the time of initial dissemination, by way of a Form FDA-2253, consistent with 21 C.F.R. Part 314.81. To this effect, Luitpold/AR shall, upon the Effective Date, or as soon thereafter as is reasonably practicable, place a letter on file with DDMAC with respect to the Products advising DDMAC that FUSA shall be the sole marketer and promoter of the Products for the Field in the Territory and requesting that DDMAC address regulatory inquiries and concerns regarding FUSA’s promotional activities to FUSA as well as Luitpold/AR. FUSA shall promptly, but in no event less than ten (10) Business Days after FUSA’s receipt thereof, provide a copy to Luitpold/AR of any correspondence from a Governmental Authority with respect to any of the Iron Products, including, but not limited to, the FDA, reflecting any purported legal or regulatory violations or legal or regulatory action being considered or taken by such Governmental Authority, including without limitation, copies of FDA NOV’s and Warning Letters. FUSA shall provide Luitpold/AR with a written request for approval of any promotional materials or advertising and Luitpold/AR shall review and approve the same. In the event that FUSA receives no objection within ten (10) Business Days after a written request for approval, the promotional materials or advertising shall be deemed to have been reviewed and approved by Luitpold/AR. FUSA will incorporate any reasonable changes requested by Luitpold/AR in its review of materials and Luitpold/AR will provide its reasons for any required changes. FUSA will provide Luitpold/AR in writing with its reasons for not incorporating any changes requested by Luitpold/AR. FUSA shall absorb and be solely responsible for any and all lost profits, lost revenues, damages, losses, expenses and costs incurred by FUSA and its Affiliates pursuant to the terms of this Agreement arising from the failure of any promotional materials or advertising used, or activities conducted by, FUSA to comply with the applicable labeling, the Product Registrations and/or with Applicable Laws.

(b) If FUSA (or Luitpold/AR) shall receive a Warning Letter from FDA which relates to manufacturing, marketing, promotion, advertisement, sale or distribution of Iron Products after the Effective Date, or FUSA (or

Luitpold/AR) shall receive an NOV from the FDA which relate to manufacturing, marketing, promotion, advertisement, sale or distribution of Iron Products after the Effective Date, either FUSA or Luitpold/AR shall have the right to call, and the other Party shall participate/or attend at its own expense, a meeting of the Parties (which shall include, but not be limited to senior level operational, manufacturing, regulatory affairs, marketing and sales management of each Party) to be held in Boston, Massachusetts and New York, New York, on an alternate basis. The purpose of such meeting shall be to discuss the actions or missions, promotional pieces or practices which led to the issuance of the Warning Letter or the NOV’s, as the case may be, and to discuss, if appropriate, appropriate corrective or remedial measures to the Party’s promotional review process.

(c) Luitpold/AR acknowledges that it is actively promoting the Product for the Field in the Territory and has provided FUSA with copies of any advertising, promotional or training materials in its possession and used by Luitpold/AR relating to the Product, and shall permit FUSA, subject to compliance by FUSA with Applicable Laws, to update, adapt and use such materials for the Field in the Territory in developing new promotional materials (subject to any copyrights of Third Parties in such materials). Luitpold/AR reserves and retains title and all rights, including copyright rights, in and to all written, visual and electronic works and other materials (including without limitation training materials, promotion materials, brochures and other detail literature) provided by it to FUSA under this Agreement. Subject to the foregoing, FUSA is granted the nonexclusive right under this Section to use, copy, modify, and distribute such materials only for the purposes of this Agreement and in furtherance of the rights granted to FUSA hereunder, for the Term for any of the Iron Products to which such works and materials relate. FUSA shall ensure that all copyright notices and this permission notice appear on all copies of the written materials provided by Luitpold/AR and all adaptations and derivative works thereof. Any and all new promotional material developed by FUSA, including that which adapts or utilizes materials supplied to FUSA by Luitpold/AR, shall be filed with FDA at the time of initial dissemination via Form FDA-2253. Luitpold/AR represents and warrants to FUSA that any promotional or training materials or advertising used or activities provided by it to FUSA hereunder complies with the applicable labeling, the applicable Product Registrations, Applicable Laws, and/or any comments, guidance or direction given by FDA or DDMAC in the Pre-Launch Process, including without limitation, the FDA’s Guidance on Industry-Supported Educational and Scientific Activities and the OIG Guidance.

(d) FUSA shall have strategic responsibility and sole authority and responsibility, at its sole expense, for conducting independent and non-independent symposia, speaker training and engagement programs, advisory board meetings and other consulting arrangements, scientific exhibits and other types of scientific exchange, and other such events or programs as FUSA, in its sole discretion, deems to be appropriate with respect to marketed and approved Iron Products for the Field within the Territory; provided, however, that any and all such events and programs must comply in all respects with Applicable Laws and relevant FDA policies, including without limitation, the FDA’s Guidance on Industry-Supported Educational and Scientific Activities and the OIG Guidance.

3.03 Use of Trademarks; Trade Dress.  During the Term of this Agreement, and subject to the terms and conditions of this Agreement:

(a) FUSA shall have the right to use the Trademarks, on an exclusive royalty-free basis (other than the payments required hereunder), to manufacture (or have manufactured), promote, market, sell and distribute the Iron Products for the Field within the Territory. Except as otherwise agreed to by Luitpold/AR, FUSA shall not identify the Iron Products by any designation other than the Trademarks for the Products. With respect to all Iron Products which bear FUSA’s NDC codes as provided herein, FUSA shall be identified as the distributor of such Products and as having the Iron Products manufactured for FUSA on the Iron Products’ label as the same may be required and specified under Applicable Law, or if Applicable Law does not specify how the licensee or distributor shall be indicated on an Iron Product’s label, then as determined (including without limitation as to size and placement) jointly by FUSA and Luitpold/AR. The use of the Trademarks by FUSA shall be expressly subject to subparagraph (c) below. FUSA acknowledges that Venofer is a registered trademark of Vifor and is licensed to Luitpold/AR, and is subject to the sublicense granted herein, including all marking requirements.

(b) FUSA undertakes to use the Trademarks only in respect of the Iron Products purchased from Luitpold/AR [*] and only for the Field within the Territory.

(c) Whenever FUSA uses the Trademarks in advertising or in any other manner in connection with the Iron Products, FUSA shall clearly indicate that the Trademarks are owned or licensed to FUSA by Vifor and Luitpold/AR. When using the Trademarks under this Agreement, FUSA shall comply with all Applicable Laws pertaining to the Trademarks in force at any time in the Territory. During the Term of this Agreement, FUSA shall provide Luitpold/AR with copies of such foregoing material once each Calendar Quarter, as requested by Luitpold/AR for approval of the use of the Trademarks by FUSA. FUSA shall promptly take any and all actions directed by Luitpold/AR with respect to FUSA’s use of the Trademarks that are reasonably designed to ensure compliance with the provisions of this Section 3.03.

3.04 Trademark Infringement by Third Parties.  If either Party becomes aware that a Third Party is infringing any Trademark used in connection with the Iron Products, such Party shall give written notice to the other Party describing in detail the nature of such infringement. If Vifor and/or Luitpold/AR elect not to pursue such infringement, FUSA shall have the right, but not the obligation, to enforce any such Trademarks against such Third Party infringer to the extent deemed necessary or appropriate by FUSA or its Affiliates, in their reasonable discretion, and to settle or compromise any such possible infringement by taking such action as FUSA or its Affiliates may determine; provided, however, that FUSA shall not settle any such potential infringement in a manner that has a Material Adverse Effect on the rights granted by Luitpold/AR to FUSA hereunder, except with Luitpold/AR’s and Vifor’s prior written consent (which consent shall not be unreasonably withheld). Luitpold/AR shall provide FUSA all reasonable assistance (including, without limitation, making documents and records available for review and copying, and making persons within its control available for pertinent testimony), at FUSA’s expense, in such enforcement.

3.05 Rebates.  FUSA shall calculate, process, administer and be financially responsible for all commercial rebates and for rebates required on government claims pursuant to any government rebate programs with respect to all Iron Products sold for the Field in the Territory and labeled with FUSA’s NDC. Luitpold/AR shall calculate, process, administer and be financially responsible for all commercial rebates and for rebates required on government claims pursuant to any government rebate programs with respect to all Iron Products sold outside of the Field or the Territory and labeled with Luitpold/AR’s NDC.

3.06 Medicare/Medicaid Information.  With respect to any of the Iron Products sold in the Territory by a Party after the Effective Date which bears such Party’s (or any of its Affiliates) NDC number, such Party shall be solely responsible for complying with its Medicare and Medicaid price reporting obligations, including but not limited to reporting the following information:) (a) on a monthly and quarterly basis, the “average manufacturer price” (as defined under the Social Security Act, 42 U.S.C. 1396r-9-8(K)(1), and implementing regulations) for each of such Products, identified by NDC number and (b) on a quarterly basis, (i) the “best price” (as defined under the Social Security Act, 42 U.S.C. 1396r-8(c)(1)C), and implementing regulations), (ii) the aggregate dollar amount of customary prompt payment discounts (as defined in 42 C.F.R. 447.510(a)(3)), (iii) the aggregate dollar amount of nominally price sales amount (as defined in 42 C.F.R. 447.504(a)(4)), and (iv) the “average sales price” (as defined under the Social Security Act, 42 U.S.C. 1395w-3a and implementing regulations) for each of such Products, identified by NDC number.

3.07 Other Federal and State Government Pricing Programs.

(a) With respect to any of the Iron Products sold in the Territory by a Party after the Effective Date which bears such Party’s (or any of its Affiliates) NDC number, such Party shall be solely responsible for complying with its obligations (a) under 42 U.S.C. 256(b) (Public Health Service Act 340B) to sell each of such Products, identified by NDC number, at discounted prices to eligible covered entities and (b) under 38 U.S.C. 8126 to place each of such Products, identified by NDC number, on the Federal Supply Schedule and to report “non-federal average manufacturers price” and “federal ceiling price” for each of such Products to the National Acquisition Center.

(b) With respect to any of the Iron Products sold in the Territory by a Party after the Effective Date which bears such Party’s (or any of its Affiliates) NDC number, such Party shall be solely responsible for negotiating, implementing, and paying rebates under any voluntary supplemental rebate agreements with state Medicaid programs or supplemental rebate agreements with other state pharmaceutical assistance programs

(c) Promptly after the Effective Date, the Parties shall jointly notify (i) applicable Medicare and Medicaid groups at the Centers for Medicare and Medicaid Services, (ii) the Office of Pharmacy Affairs at the Health Resources and Services Administration, (iii) the United States Department of Defense, (iv) the Veteran’s Affairs National Acquisition Center, and (v) any State supplement rebate programs in which Luitpold/AR currently participates or in which FUSA intends to participate (the foregoing being hereinafter collectively referred to as the “Federal and State Programs”) of FUSA’s rights with respect to the Iron Products for the Field in the Territory, and that FUSA intends to and shall establish its own contractual relationships with the Federal and State Programs as soon as commercially reasonable.

3.08 Shipping and Distribution Obligations.

(a) [*]

(b) [*]

Luitpold/AR will transfer to the FUSA Warehouse Iron Products according to FUSA’s purchase orders, FUSA’s requested delivery dates and other instructions from FUSA. The title and risk shall transfer to FUSA upon shipment to the FUSA Warehouse. The expenses of shipment, including freight insurance, shall be borne as provided in Exhibit 1.01-A. The Parties agree and confirm that no Iron Products will be shipped, sold, distributed or released prior to receipt of a Certificate of Analysis and Compliance for said Iron Products as required under Section 6.02.

(c) Commencing on the Effective Date and thereafter, FUSA shall: (i) invoice and bill the purchasers of the Iron Products for the Field in the Territory from FUSA; (ii) confirm all orders placed with FUSA in accordance with FUSA’s customary practices; and (iii) collect the receivables resulting from FUSA’s sales of Iron Products for the Field in the Territory.

(d) [*]

3.09 Pricing.  From and after the Effective Date, FUSA shall have the sole authority to determine the prices of Iron Products sold by it during the Term and to establish its own pricing policy for the Iron Products for the Field within the Territory, including price increases or decreases and the timing thereof as determined by FUSA.

3.10 Sales Force and Support.

(a) FUSA shall be solely responsible for the costs and expenses of establishing and maintaining its sales force and marketing functions for the Iron Products for the Field in the Territory, and for conducting its other activities under this Agreement, and, subject to the foregoing, shall have the sole authority to control its sales force and direct the activities of its sales force. [*]

(b) Within forty-five (45) days after the execution of this Agreement, Luitpold/AR shall provide all members of FUSA’s sales force (including management and representatives) personnel, a one-time Product-related training program conducted by Luitpold/AR. Luitpold/AR will be responsible for the costs and expenses of its personnel related to such training. In connection with Luitpold/AR’s Product-related training program, Luitpold/AR shall, to the extent available and in Luitpold/AR’s possession provide FUSA with one copy of any training materials previously used in training sales representatives in the Territory on the Product. FUSA shall have the sole responsibility for preparing additional and new materials for the Iron Product for sales training purposes as needed. Ongoing training of FUSA’s sales representatives and other personnel shall be the responsibility of FUSA at its cost and expense. The contents of any future additional training provided by FUSA that relates to the Iron Products shall be developed and coordinated by FUSA, and FUSA shall be solely responsible for training its sales force (including management and sales representatives) personnel, if any, with regard to Applicable Laws and directing such sales force and sales force personnel to be compliant with Applicable Laws.

(c) Luitpold/AR shall use Commercially Reasonable Efforts to maintain its relationships with major customers for the Iron Products until such customers have been transitioned to FUSA, and during the first two (2) Contract Years, Luitpold/AR shall at FUSA’s request provide commercially reasonable support and cooperation to FUSA’s efforts to maintain the relationships with such major customers for the supply of Iron Products.

3.11 FUSA shall provide Luitpold/AR with a monthly report for each Iron Product on sales quantities, stock levels of each Iron Product, and if applicable of each Substance and marketing activities, which shall be in a format shown in Exhibit 3.11 attached hereto. FUSA shall provide Luitpold/AR on an annual basis every January a copy of FUSA’s report concerning the development of the market and the competitive activity in the Field in the Territory, together with any other reasonable information Luitpold/AR may be interested in for the better management and development of the Product [*].

ARTICLE 4

LUITPOLD/AR RESPONSIBILITIES

4.01 Supply of Iron Products and API.

(a) Luitpold/AR shall manufacture exclusively on behalf of FUSA, pursuant to Articles 5 and 6 hereof and subject to the other terms and conditions as set forth in this Agreement, FUSA’s requirements of Iron Products for marketing, sale and distribution by FUSA for the Field in the Territory during the Term. Luitpold/AR’s obligation to manufacture Iron Products for FUSA under this Agreement shall terminate at such time as (i) [*], (ii) [*], (iii) [*].

(b) [*]

4.02 Retention of Product Registrations.

(a) During the Term, Luitpold/AR shall have sole responsibility for maintaining, and shall maintain, the Product Registrations in the Territory at its expense, including without limitation filing NDA Annual Reports and paying all product fees and establishment fees associated with the Product Registrations in the Territory; [*]. Luitpold/AR shall keep FUSA informed on a timely basis as to any developments that would have a Material Adverse Effect on a Product Registration. FUSA shall cooperate with Luitpold/AR with respect to obtaining and maintaining the Product Registrations, and shall execute, acknowledge and deliver such further instruments at Luitpold/AR’s request and expense, and use Commercially Reasonable Efforts to do all such other acts, as promptly as possible, which may be necessary or appropriate to obtain and maintain the Product Registrations in the Territory. FUSA shall, on a timely basis, provide to Luitpold/AR all information that FUSA has from time to time during the Term for each of the Iron Products that is reasonably necessary and relevant to Luitpold/AR’s obligations hereunder to fulfill such Iron Product Registration maintenance requirements. [*], FUSA and Luitpold/AR shall have joint decision-making authority in every case on whether and how to supplement, amend or otherwise alter the Product Registrations and any other issues in connection with such Product Registrations (including, but not limited to, decisions, subject to Section 6.07, to recall any Iron Product) and on whether and how to communicate with the FDA and other applicable governmental agencies or authorities in connection with such Product Registrations related to the Iron Products within the Field for the Territory.

(b) During the Term, FUSA and Luitpold/AR shall each make its facilities available at reasonable times during business hours for inspection by representatives of Governmental Authorities. FUSA and Luitpold/AR each shall notify the other within twenty-four (24) hours (or, if such twenty-four (24) hour period ends on a day that is not a Business Day, then prior to noon on the next following Business Day) of receipt, and provide a copy thereof, of any notice of any FDA or other Governmental Authority inspection, investigation or other inquiry, or other material governmental notice or communication, relating to the manufacture, sale, marketing, promotion, distribution, or use of Iron Products in the Field within the Territory. FUSA and Luitpold/AR shall cooperate with each other during any such inspection, investigation or other inquiry. FUSA and Luitpold/AR shall discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each shall give the other an opportunity to comment upon any proposed response before it is made and in particular Luitpold/AR shall notify FUSA of any issues specific to the manufacture of Iron Products that (A) could reasonably be expected to have a Material Adverse Effect on FUSA’s ability to market, sell or distribute Iron Products in the Field in the Territory, and (B) have regulatory implications that could reasonably be expected to have a Material Adverse Effect on FUSA’s ability to distribute Iron Products in the Field within the Territory. FUSA and Luitpold/AR will provide each other with copies of all correspondence received by it from, or filed by it with, any federal, state or local regulatory authority to the extent pertaining to each of the Iron Products or its, manufacturing, labeling, packaging, distribution, promotion, advertisement, marketing or sale in the Field within the Territory. In addition, Luitpold/AR will provide FUSA copies of all material correspondence received by Luitpold/AR from, or filed by Luitpold/AR with, any federal, state or local regulatory authority to the extent such correspondence or filing could reasonably have an affect on FUSA’s ability to perform its obligations under this Agreement. [*]

(c) During the Term, Luitpold/AR shall order from time to time, at FUSA’s request, Product Packaging Materials in sufficient quantities to permit the packaging of Iron Products ordered by FUSA from time to time hereunder. Luitpold/AR shall not be liable for any Product Packaging Material to the extent that such Product Packaging Material contains the specifications, instructions, directions and/or warnings, and all such packaging labels, package inserts and other packaging materials, relating to the Product Specifications, instructions, directions and/or warnings (or any changes or additions thereto) shall be the sole responsibility and under the sole authority of FUSA subject to the provisions of Section 3.02. Luitpold/AR shall not at any time do, and neither shall Luitpold/AR permit its agents or representatives to do, any act in violation of the Product Registration for the Iron Products in the Field within the Territory. In the event that in Luitpold/AR’s reasonable opinion any other or further filings are required to be made with or approvals required to be obtained from applicable regulatory authorities in order to change or supplement the package inserts and labeling, Luitpold/AR shall promptly advise FUSA in writing of any changes or supplements and shall have the responsibility for and authority to effect such filings and the sole right and discretion on how to effect such changes at Luitpold/AR’s expense. [*], the Parties acknowledge and agree that all Iron Products sold after the Effective Date in the Field within the Territory will be sold under a FUSA label, and, as soon as reasonably practicable following the Effective Date, all Iron Products in the Field within the Territory will be identified as FUSA products with such Iron Products identified as being manufactured for and distributed by FUSA pursuant to the licenses granted from Vifor and Luitpold/AR pursuant to this Agreement. In the event FUSA requests a change in labeling that would make any of the Product Packaging Materials obsolete, Luitpold/AR will, at FUSA’s option, either continue to use the obsolete materials until depleted or be reimbursed by FUSA for the cost of the obsolete materials.

4.03 Prosecution and Maintenance of Trademarks and Patents.

(a) During the Term, FUSA shall be permitted to register and maintain, or cause to be registered and maintained, at its cost and expense, the FUSA Trademarks for the Field within Territory.

(b) Notwithstanding any other provision of this Agreement to the contrary, Vifor and Luitpold/AR shall, at their sole cost and expense, prosecute, maintain, enforce, defend and not abandon any Licensed Technology owned, controlled or licensed to or from Vifor and Luitpold/AR covering the manufacture of Iron Products. Neither Vifor nor Luitpold/AR shall abandon any Licensed Technology owned, controlled or licensed to or from Vifor or Luitpold/AR with respect to the Iron Products in the Territory without giving sixty (60) days prior written notice to FUSA and permitting FUSA at its sole and exclusive expense to take reasonable and customary actions to maintain or preserve such Licensed Technology.

(c) During the Term, Luitpold/AR shall at its sole cost and expense, maintain and enforce any contract entered into by Luitpold/AR covering the license, supply or access to or of any Licensed Technology, API, compounds, intermediates, biomaterials, packaging components, containers and other materials used in the manufacture of any Iron Product.

ARTICLE 5

MANUFACTURE OF IRON PRODUCTS

5.01 Manufacture of Iron Products.

(a) Manufacture of Products.  During the Term and subject to the terms and conditions of this Agreement, Luitpold/AR agrees to manufacture and deliver to FUSA, and FUSA agrees to order and receive from Luitpold/AR Iron Products, in dosage form and packaged in the manner described in Exhibit 5.01(a) hereto, [*]. Iron Products manufactured by Luitpold/AR for FUSA shall use API purchased by Luitpold/AR from Vifor on behalf of FUSA. Vifor shall deliver such API to Luitpold/AR on behalf of FUSA and Vifor shall be responsible for all costs of freight and insurance to ship said API to Luitpold/AR. Iron Products delivered by Luitpold/AR under this Agreement shall have a remaining shelf life of no less than the expiration dating of the applicable Iron Product minus three (3) months as of the delivery date to FUSA, unless otherwise agreed to by the Parties.

Notwithstanding anything to the contrary in this Agreement, FUSA’s obligation to pay [*] shall be subject to adjustment or termination as follows:

(i) [*]. Should the Parties fail to reach agreement with respect to such adjustment, FUSA shall be entitled to terminate this Agreement upon the delivery of written notice to Luitpold/AR in accordance with Section 12.03 hereof.

(ii) [*]. Should the Parties fail to reach agreement with respect to such adjustment, FUSA shall be entitled to terminate this Agreement upon the delivery of written notice to Luitpold/AR in accordance with Section 12.03 hereof if the recall results from an issue related to the fundamental safety of the Iron Product and/or if the FDA requests or orders that marketing of the Iron Product cease.

(iii) [*]

(iv) [*]

(v) [*]

(vi) [*]

(b) [*]

(c) [*]

5.02 Purchase Order Terms.  From and after the Transition Period, each Purchase Order shall be for a full Lot or multiples thereof of Iron Products and specify the date the Lot(s) should be deliverable; provided, that not more often than once per Contract Year, FUSA may order Iron Products in less than a full Lot or multiple thereof.

5.03 Title and Risk of Loss.  Luitpold/AR shall maintain all FUSA Iron Products in Luitpold/AR’s warehouse in compliance with all Applicable Laws, including FDA regulations. Title to and risk of loss with respect to Iron Products shall pass from Luitpold/AR to FUSA upon shipment of the Product to FUSA at the FUSA Warehouse. [*]

5.04 Acceptance and Rejection.  If any Iron Products supplied to FUSA by or on behalf of Luitpold/AR fail to conform to the applicable Product Specifications based on an inspection by FUSA of such Iron Product and packaging and shipping materials and components, including results of the applicable quality review and approval, including review of the batch record, Lot Documentation Package and other manufacturing documentation, then FUSA shall have the right to reject such non-conforming Iron Products. FUSA shall give written notice to Luitpold/AR of its rejection hereunder within twenty (20) days following FUSA’s receipt of the same or as soon thereafter as is reasonably practicable, specifying the grounds for such rejection. Such rejection notice shall be accompanied by a report (including a product sample from the batch analyzed) of the analysis of the allegedly non-conforming Iron Products that shall have been made using methods generally approved within the industry. Luitpold/AR shall replace any such rejected Iron Products with conforming Iron Products as soon as practicable after receipt of notice of rejection thereof, and in any event will do so within forty-five (45) days after receipt of notice of rejection thereof at no cost to FUSA.

Luitpold/AR shall also make arrangements with FUSA for the return or destruction, at FUSA’s option, of any Iron Products rejected by FUSA. All such return shipping charges or costs of destruction shall be paid by Luitpold/AR. In the event that FUSA has paid for such rejected Iron Products, and such Iron Products have not been satisfactorily replaced, Luitpold/AR shall promptly refund or, at FUSA’s option, [*] or dispute such claim and, if necessary, initiate a dispute resolution in accordance with the following paragraph.

In the event of a conflict regarding whether Iron Products are non-conforming, which Luitpold/AR and FUSA are unable to resolve, a sample of such Iron Products, together with mutually agreed upon questions, shall be submitted by FUSA and Luitpold/AR to an independent laboratory reasonably acceptable to both Parties for testing against the applicable specification and the test results obtained by such laboratory shall be final and binding upon the Parties. The fees and expenses for such laboratory testing, and all additional shipping and transportation costs incurred as a result of the dispute, shall be borne entirely by the Party against whom such laboratory’s findings are made. In the event that the test results indicate that the Iron Products in question do not conform to the applicable specifications, without limiting FUSA’s remedies hereunder, Luitpold/AR shall replace such Iron Products with conforming Iron Products in accordance with this Section 5.04, and that shall be FUSA’s sole remedy.

[*]

5.05 [*]

5.06 Right of Offset.  The Parties agree that in the event that any obligation on the part of Luitpold/AR to FUSA under the terms of this Agreement is not fulfilled by Luitpold/AR when such obligation is due, then in such event and as long as such obligation remains unfulfilled, FUSA shall be entitled to offset any unpaid amounts which may otherwise be due to Luitpold/AR from FUSA and Luitpold/AR shall be entitled to offset any unpaid amounts which may otherwise be due to Vifor from Luitpold/AR proportionally. [*]

5.07 [*]

ARTICLE 6

MANUFACTURE OF IRON PRODUCTS; CERTAIN REGULATORY MATTERS; COMMUNICATION

6.01 Manufacture of Iron Products.  (a) Luitpold/AR shall manufacture for and deliver to FUSA Iron Products that (i) were made from API that conforms to applicable API Specifications, (ii) were prepared and handled in compliance with applicable cGMPs, Applicable Laws, Licensed Technology, the Manufacturing Documentation, master batch record and any other procedures or documents agreed upon by the Parties, in writing, (iii) conform with applicable Product Specifications and Product Registrations, (iv) are not adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act or similar provisions of any Applicable Laws, (v) are packaged and shipped in accordance with the applicable Packaging Specifications, and (vi) include a Lot Documentation Package. The API Specifications, Product Specifications and Packaging Specifications for Products are as set forth on the attached Exhibit 6.01, and as may be amended from time to time based on changes in the U.S.P., regulatory approvals or changes to improve quality. Luitpold/AR covenants and agrees to use its Commercially Reasonable Efforts to supply FUSA’s forecasted requirements of Iron Products. At such time as the Parties [*], Luitpold/AR’s obligation to supply Iron Products under this Section 6.01 shall terminate. [*], Luitpold/AR shall ensure that, and Vifor agrees that, it shall supply a sufficient quantity of the API as is necessary to carry out Luitpold/AR’s obligations hereunder to enable Luitpold/AR [*] to manufacture the Iron Products ordered for FUSA. Vifor will ship to Luitpold/AR [*], the API once released by Vifor.

6.02 Certificate of Analysis and Compliance.  Luitpold/AR shall conduct quality assurance tests on the Iron Products prior to shipment to in accordance with FDA requirements, shall furnish upon FUSA’s request and at FUSA’s cost samples to FUSA, and shall maintain appropriate documentation of each Lot included in the shipment in accordance with all applicable U.S. laws and regulations, including without limitation, the Lot Documentation Package. In addition, Luitpold/AR shall furnish FUSA along with the first shipment of Products [*], material safety data sheets containing the relevant safety and health information, and such other information as FUSA shall reasonably request in connection therewith.

6.03 Safety Data Exchange.  Each of Luitpold/AR and FUSA agree to notify each other concerning possible Serious Adverse Events, possible Adverse Events that are not Serious Adverse Events and possible pregnancy exposures related to the Iron Products within the respective time periods, and in accordance with the procedures set forth on Exhibit 6.03.

6.04 [Reserved.]

6.05 Product Recall.  If either Vifor, Luitpold/AR or FUSA obtains information that any of the Iron Products or any portion thereof is alleged or proven not to conform with the labeling or the Product Registration for such Iron Products for the Field within the Territory, it shall notify the other Party immediately and both Parties shall cooperate fully regarding the investigation and disposition of any such matter. Vifor, Luitpold/AR and FUSA shall each maintain such traceability records as are sufficient and as may be necessary to permit a recall or field correction of any Iron Products. In the event (a) any applicable federal or state regulatory authority in the Territory should issue a request, directive or order that any of the Iron Products be recalled, or (b) a court of competent jurisdiction orders such a recall, or (c) FUSA or Luitpold/AR determines that any of the Iron Products already in interstate commerce in the Field within the Territory present a risk of injury or gross deception or is otherwise defective, misbranded and/or adulterated and that recall of such Iron Products is appropriate (any such event described in (a), (b) or (c), a “Recall”), each Party shall give telephonic notice (to be confirmed in writing) to the other within twenty-four (24) hours after becoming aware of an event described in (a) or (b), or after making the determination described in (c). Each Party shall have sole responsibility for determining all corrective action to be taken with respect to its NDC labeled Iron Product and to implement the Recall, but shall confer with the other Party and keep such other Party informed on a regular basis of its progress in planning and implementing the Recall. The Parties will use Commercially Reasonable Efforts to cooperate with and assist each other in connection therewith as may be requested. Each Party shall be responsible for all its expenses of effecting any such Recall (including any out-of-pocket expenses incurred by the other Party in connection with such cooperation), except to the extent such Recall is attributable to any negligence on the part of the other Party or any breach by a Party of its obligations under this Agreement, in which event the Party at fault or in breach will reimburse the other Party for its reasonable costs and expenses incurred that are so attributable to such negligence or breach. In the event of a Vifor or Luitpold/AR negligence or breach, Vifor and/or Luitpold/AR shall provide to FUSA replacement API or Iron Products (as applicable) for any recalled Iron Products at Luitpold/AR’s sole expense, except to the extent that such Recall is attributable to any negligence on the part of FUSA or any breach by FUSA of its obligations under this Agreement or any other agreement then in force and effect between the Parties.

6.06 Product Complaints.

(a) FUSA and Luitpold/AR each shall maintain complaint files for Iron Products in accordance with cGMP’s. FUSA and Luitpold/AR each shall record any complaints received with respect to the Iron Products substantially in the format attached hereto as Exhibit 6.06. The Parties agree that they shall provide responses to each complainant within thirty (30) days of each complaint.

(b) Luitpold/AR shall promptly provide to FUSA written notice (using the form specified in Section 6.06(a) above) of any complaints (and will provide copies of any written complaints) received by Luitpold/AR with respect to any Iron Product. FUSA shall promptly provide to Luitpold/AR written notice (substantially in the format specified in Section 6.06(a) above) of any complaints (and will provide copies of any written complaints) received by FUSA with respect to any Product. FUSA shall have responsibility for responding to all complaints, and for promptly providing Luitpold/AR with a copy of any responses to complaints, relating to Iron Products labeled with FUSA’s NDC, including but not limited to complaints from competitors regarding promotional activities by FUSA. Luitpold/AR shall have responsibility for responding to all complaints, and for promptly providing FUSA with a copy of any responses to complaints, relating to Iron Products labeled with Luitpold/AR’s NDC, including but not limited to complaints from competitors regarding promotional activities by Luitpold/AR. The Parties agree to cooperate with each other to provide any information the other Party, in good faith, deems necessary to respond to such complaints.

6.07 Additional Covenants of FUSA.  FUSA shall (a) not give any Third Party purchaser of the Products any guarantee or warranty on behalf of Luitpold/AR, (b) follow up and investigate customer and tampering complaints related to Iron Products labeled with FUSA’s NDC, and keep Luitpold/AR informed, as appropriate, as to the nature, status and resolution of such complaints, and (c) upon delivery by Luitpold/AR to FUSA of any Iron Product, handle, use and store the Iron Products in compliance with cGMP’s and Applicable Laws.

6.08 Compliance with Applicable Law.  Luitpold/AR represents and warrants that all Lot Documentation Packages and other documentation maintained by it under this Agreement will be prepared fully in accordance with all Applicable Laws and in a good scientific manner, and will otherwise be accurate and complete in all material respects. Each Party shall use Commercially Reasonable Efforts to maintain in full force and effect all necessary licenses, permits and other authorizations required by Applicable Law to carry out its duties and obligations under this Agreement. Each Party shall comply with all Applicable Laws, provided, that FUSA shall be solely responsible for compliance with those Applicable Laws pertaining to the marketing, promotion, advertisement, sale and distribution of the Iron Products in the Field within the Territory and labeled with FUSA’s NDC, including, without limitation, those Applicable Laws that apply to documentation and records retention pertaining to the distribution and use of Iron Products within the Territory, and Luitpold/AR shall be solely responsible for compliance with those

Applicable Laws pertaining to the manufacturing and supply of the Iron Products (including, without limitation, those Applicable Laws that apply to documentation and records retention pertaining to the manufacture of Iron Products within the Territory). Without limiting the generality of the foregoing, FUSA shall not promote the Iron Products for any indications not contained in the Product Registration or in any manner in conflict with the approved labeling and all Applicable Laws. FUSA shall store and distribute the Iron Products and trade forms in compliance with all Applicable Laws. Each Party will cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under Applicable Laws to applicable Governmental Authorities. Except for such amounts as are expressly required to be paid by a Party to the other under this Agreement, each Party shall be solely responsible for any costs incurred by it to comply with its obligations under Applicable Laws.

6.09 Reasonable Cooperation.  Luitpold/AR and FUSA each hereby agrees to use Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental Authorities (including, without limitation, all NDA notifications to the FDA identifying FUSA as a distributor of the Iron Products in the Field for the Territory).

6.10 Compliance Audits.  From time to time as FUSA may elect during the Term (but no more than twice during the first Annual Period of the term of this Agreement and not more than once during each Annual Period thereafter), during normal business hours and upon reasonable advance notice from FUSA (but not less than ten (10) Business Days’ notice), Luitpold/AR shall permit duly authorized representatives of FUSA to review and inspect, on the premises of Luitpold/AR each manufacturing facility for Iron Products and on the premises of Luitpold/AR where such records and inventory are kept, inventory of Iron Products, Manufacturing Documentation and Luitpold/AR’s quality control records relating to the manufacture and storage of Iron Products to ensure compliance with cGMP’s, quality control standards and the packaging and labeling for Iron Products; and with applicable terms of this Agreement pertaining to the use of the Trademarks. From time to time as Luitpold/AR may elect during the Term (but no more than twice during the first Annual Period of the term of this Agreement and not more than once during each Annual Period thereafter), during normal business hours and upon reasonable advance notice from Luitpold/AR (but not less than ten (10) Business Days’ notice), FUSA shall permit duly authorized representatives of Luitpold/AR to review and inspect, on the premises of the FUSA Warehouse facility for Iron Products and on the premises of FUSA where such records and inventory are kept, inventory of the Products, to ensure compliance with cGMP’s, quality control standards and the packaging and labeling for Iron Products; and with applicable terms of this Agreement pertaining to the use of the Trademarks.

6.11 [*]

(a) [*]

(b) [*]

(i) [*]

(ii) [*]

(iii) [*]

(iv) [*]

(v) [*]

(vi) [*]

(vii) [*]

(viii) [*]

(ix) [*]

(c) [*]

(d) [*]

(e) [*]

(f) [*]

(g) [*]

(h) [*]

(i) [*]

(j) [*]

(k) [*]

ARTICLE 7

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.01 Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

(a) Good Standing.  Such Party is duly organized, validly existing and in good standing under the Applicable Laws of the state of its incorporation, is duly qualified to transact the business in which it is engaged in each jurisdiction where failure to be so qualified would have a Material Adverse Effect upon its business as currently conducted, and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.

(b) Power and Authority.  Such Party has the requisite power and authority and the legal right to enter into this Agreement, and to perform its obligations hereunder, and has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. All persons who have executed this Agreement on behalf of such Party, or who will execute on behalf of such Party any agreement or instrument contemplated hereby, have been duly authorized to do so by all necessary corporate action.

(c) Binding Obligation.  This Agreement has been duly executed and delivered on its behalf and (assuming the due execution and delivery hereof by the other Party) each such agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that:

(i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws now or hereafter in effect relating to creditors rights generally, and

(ii) such enforcement may be limited by equitable principles and Applicable Law.

7.02 Representations and Warranties of Luitpold/AR.  Luitpold/AR hereby represents and warrants to FUSA that, as of the Effective Date:

(a) No Violation of Instruments or Contracts.  The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby will not:

(i) violate the Certificate of Incorporation or By-Laws of any of the Luitpold/AR Entities;

(ii) [*] or, to the Knowledge of Luitpold/AR, any material instrument, agreement, mortgage, judgment, order, award, or decree specifically relating to the manufacturing, distribution or sale of Iron Products to which any Luitpold/AR Entity is a party or by which it is bound and which would have a Material Adverse Effect upon the manufacture, distribution or sale of Iron Products as currently conducted by such Luitpold/AR Entity (it being understood that certain contracts pertaining to the sale of Products to Third Parties may require the consent of such Third Party for assignment of same to FUSA and that Vifor shall have consented to this Agreement);

(iii) to the Knowledge of Luitpold/AR, require the affirmative approval, consent, authorization or other order or action of any court, Governmental Authority or regulatory body or of any creditor of any of the Luitpold/AR Entities, except for any Hart-Scott-Rodino filing required in connection with the Transfer.

(b) Compliance with Applicable Law.  Each Luitpold/AR Entity is, in compliance with all requirements of Applicable Law within the Territory, except to the extent that any noncompliance, individually or in the aggregate, would not have a Material Adverse Effect on the conduct of the manufacture, distribution or sale of the Iron Products as currently conducted by such Luitpold/AR entity or the transactions contemplated by this Agreement, including the marketing, promotion, advertising, sale and distribution of the Iron Products in the Field within the Territory by FUSA pursuant to this Agreement, and would not have a Material Adverse Effect on Luitpold/AR’s ability to perform its obligations under this Agreement. Each Luitpold/AR entity represents and warrants that it has not, and covenants that it will not, pay anything of value to any government employee in connection with this Agreement.

(c) Litigation and Claims.  There is no litigation, arbitration, claim, governmental or other proceeding, or, to the Knowledge of Luitpold/AR, governmental investigation pending or threatened in writing within the Territory relating to the Iron Products (it being understood that this sentence shall not constitute, and shall not be deemed to constitute, a representation or warranty with respect to the Trademarks), which, if adversely determined, would have a Material Adverse Effect.

(d) [*]

(e) Regulatory Filings.  Luitpold/AR has provided FUSA with access to a complete copy of each of the Product Registrations, including all material amendments and supplements thereto, relating to the Product in the Territory. Luitpold/AR is the lawful holder of all rights under each of the Product Registrations. Luitpold/AR has complied in all material respects with all Applicable Laws and regulations in connection with the preparation and submission to the FDA of each of the Product Registrations, and each of the Product Registrations has been approved by the FDA.

(f) Licensed Technology.

(i) Luitpold/AR has a valid fully paid up assignable license, the term of which license (including renewals the exercise of which is entirely within the control of Luitpold/AR) extends [*] after the Effective Date, and to the Knowledge of Luitpold/AR, Vifor owns all, Licensed Technology and Intellectual Property relating to the Iron Products;

(ii) Luitpold/AR’s license to the Licensed Technology in the Territory is in full force and effect, has been duly maintained, has not been cancelled, expired or abandoned as of the Effective Date and has a term (including renewals the exercise of which is entirely within the control of Luitpold/AR) extending for at least twenty (20) years after the Effective Date;

(iii) Luitpold/AR and Vifor has not and will not pursue any actions in derogation of such rights or inconsistent with the rights conferred by this Agreement;

(iv) Luitpold/AR and Vifor are unaware, as of the Effective Date, of any challenges to or violation of such rights by a Third Party; and

(v) to the Knowledge of Luitpold/AR, none of the Licensed Technology infringes upon any Intellectual Property or trademark of any other Third Party in the Territory. There is no action, suit or proceeding pending or, to the Knowledge of Luitpold/AR or Vifor that has been threatened in writing by any Third Party in the Territory against Luitpold/AR, or an Affiliate of Luitpold/AR, Vifor or an affiliate of Vifor, as the case may be, which, if adversely determined, would have a Material Adverse Effect upon the ability of Luitpold/AR, or an Affiliate of Luitpold/AR, Vifor or an Affiliate of Vifor as the case may be, to use the Licensed Technology in connection with the manufacture, marketing, distribution or sale of the Iron Products in the Territory as currently conducted by Luitpold/AR, or a Luitpold/AR Affiliate, Vifor or an Affiliate of Vifor or to fulfill their respective obligations pursuant to the terms of this Agreement.

(g) Manufacturing Documentation.  Luitpold/AR holds a valid existing license to use, and Vifor or its Affiliates is the owner of, the Manufacturing Documentation.

(h) Luitpold/AR is not debarred or suspended under the FDA Act and has not been charged with a violation of any laws or regulations relating to the regulation of any drug product under the FDA Act or any similar law or regulation in force in the Territory.

7.03 Representations and Warranties of Vifor.  Vifor hereby represents and warrants to FUSA that, as of the Effective Date:

(a) Vifor owns all of the Licensed Technology, Intellectual Property and Manufacturing Documentation relating to the Iron Products for use in the Field in the Territory, and to the Knowledge of Vifor, as of the Effective Date, there has been no challenge to Vifor’s ownership or infringement thereof by a Third Party;

(b) Luitpold/AR’s license to the Licensed Technology in the Territory is in full force and effect, has been duly maintained, has not been cancelled, expired or abandoned as of the Effective Date and has a term (including renewals the exercise of which is entirely within the control of Luitpold/AR) extending for at least twenty (20) years after the Effective Date; and

(c) to the Knowledge of Vifor, none of the Licensed Technology infringes upon any Intellectual Property or trademark of any Third Party in the Territory, and there is no action, suit or proceeding pending or, to the Knowledge of Vifor that has been threatened in writing by any Third Party in the Territory, which, if adversely determined, would have a Material Adverse Effect upon the ability of Vifor or any of its Affiliates, licensees or sublicensees to use the Licensed Technology in connection with the manufacture, marketing, distribution or sale of Iron Products in the Territory or upon the ability of Vifor to fulfill its obligations under this Agreement.

7.04 Luitpold/AR Covenants.

(a) All Iron Products delivered by Luitpold/AR to FUSA pursuant to this Agreement shall be free and clear of all liens, security interest or other encumbrances at the time of delivery.

(b) The Iron Products shipped by Luitpold/AR to FUSA shall, at the time of shipment have been formulated, manufactured, packaged, and stored by Luitpold/AR in conformity with cGMP and conform with applicable specifications and shall not be adulterated or misbranded within the meaning of the FDA Act and shall not be articles that may not be introduced into interstate commerce under Section 404 or 505 of the FDA Act.

(c) [*]

(d) Luitpold/AR will maintain throughout the Term all permits, licenses, registrations, and other forms of governmental authorizations and approvals required to be obtained and maintained by Luitpold/AR in order for Luitpold/AR to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all applicable laws and shall otherwise perform its obligations hereunder in a manner which complies in all material respects with applicable laws.

(e) Luitpold/AR will not knowingly, after using reasonable efforts, use in any capacity the services of any Person debarred or suspended under the FDA Act.

(f) Between the execution of this Agreement and the Effective Date, Luitpold/AR shall continue to manufacture, distribute and sell Products in the ordinary course of its business and shall not take any action to materially increase the quantity of Products in its distribution channels in the Field in the Territory or terminate or make any material change in its contractual or commercial arrangements with any of its distributors or customers of Products in the Field in the Territory.

(g) Luitpold/AR will continue to use Commercially Reasonable Efforts to prosecute the citizen’s petitions previously filed by Luitpold/AR relating to Iron Products.

7.05 Vifor Covenants.

(a) [*]. All API delivered by Vifor to Luitpold/AR on behalf of FUSA pursuant to this Agreement shall be free and clear of all liens, security interest or other encumbrances at the time of delivery. [*]

(b) The API shipped by Vifor to Luitpold/AR on behalf of FUSA shall, at the time of shipment have been formulated, manufactured, packaged, and stored by Vifor in conformity with cGMP and conform with applicable specifications and shall not be adulterated or misbranded within the meaning of the FDA Act and shall not be articles that may not be introduced into interstate commerce under Section 404 or 505 of the FDA Act.

(c) Vifor will maintain throughout the Term all permits, licenses, registrations, and other forms of governmental authorizations and approvals required to be obtained and maintained by Vifor in order for Vifor to execute and deliver this Agreement and to perform its obligations hereunder in accordance with all applicable laws and shall otherwise perform its obligations hereunder in a manner which complies in all material respects with applicable laws.

(d) Vifor will not knowingly, after using reasonable efforts, use in any capacity the services of any Person debarred or suspended under the FDA Act.

(e) Vifor will not pursue any actions in derogation of the rights conferred by this Agreement.

(f) Vifor will only supply API manufactured by it at its current facility in St. Gallen, Switzerland. Should Vifor wish to use another facility to manufacture the substance, it shall notify Luitpold/AR (or FUSA if appropriate) and Luitpold/AR and Vifor will cooperate to obtain approval of the FDA for the alternate site with Vifor to bear all expense of obtaining such approval. Vifor agrees it will not switch the manufacturing site prior to Luitpold/AR having obtained approval for such change and will not modify the DMF without notice to and approval by Luitpold/AR and if necessary FDA.

(g) [*]

7.06 FUSA Covenants.

(a) FUSA will not knowingly, after reasonable efforts, use in any capacity the services of a Person debarred or suspended by FDA.

(b) FUSA will comply with all Applicable Laws in all activities related to the rights granted hereunder.

(c) FUSA will not manufacture, cause to have contract manufactured or distribute any pharmaceutical products indicated for the prevention and/or treatment of iron deficiency anemia in the Field in the Territory other than Iron Products; provided, however, that nothing in this Agreement shall operate to restrict the products that FUSA or its Affiliates may include in any formulary for use by physicians or that FUSA or its Affiliates may purchase and dispense in the provision of services in the Field.

7.07 [*]

7.08 No Reliance by Third Parties.  The representations, warranties and covenants of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the Parties hereto, and may not be relied upon by any Third Party.

ARTICLE 8

INDEMNIFICATION AND INSURANCE

8.01 Luitpold/AR Indemnity.  Luitpold/AR shall defend, indemnify and hold FUSA, its Affiliates, and its and their respective shareholders, employees, agents, officers, and directors (each a “FUSA Party”) harmless from and against any and all losses, liabilities, damages, fees (including, until such time as Luitpold/AR has notified FUSA in writing that it will assume control of a given FUSA Claim (as defined below), reasonable attorneys fees and costs pertaining to such FUSA Claim), and expenses paid or payable by a FUSA Party and that result from or arise in connection with a claim, suit or other proceeding made or brought against any FUSA Party (a “FUSA Claim”) arising out of, in connections with, related to or based on:

(a) the breach of any obligation, covenant, agreement, representation or warranty of Luitpold/AR contained in this Agreement;

(b) the manufacturing, distribution, marketing, advertisement, promotion or sale of any of Iron Products by Luitpold/AR, its Affiliates or any Third Party, and any use of any of Iron Products (including without limitation Claims based on or relating to product liability), prior to the Effective Date or following the termination or expiration of this Agreement;

(c) any manufacture, distribution, marketing, advertisement, promotion or sale of Iron Products, by Luitpold/AR, any of its Affiliates or any Third Party with which Luitpold/AR has entered into an agreement to manufacture, distribute, market, advertise, promote or sell Iron Products, outside the Field within the Territory, outside the Territory or any use outside the Territory of any such Iron Products that were sold by Luitpold/AR, any of its Affiliates or any Third Party with which Luitpold/AR has entered into an agreement to manufacture, distribute, market, advertise, promote or sell Iron Products, outside the Field within the Territory or outside the Territory (including without limitation Claims based on or relating to product liability), whether sold by Luitpold/AR, its Affiliates or any Third Party with which Luitpold/AR has entered into an agreement to manufacture, distribute, market, advertise, promote or sell Iron Products, prior to, during or following the Effective Date;

(d) infringement of a Third Party’s patent rights, trademarks or other intellectual property rights by reason of FUSA’s exercise of any of the rights granted by Luitpold/AR to FUSA in this Agreement, including the right to manufacture (or have manufactured), distribute, market, advertise, promote or sell Iron Products under this Agreement and the sale by FUSA of Iron Products under the Licensed Technology, all in accordance with the provisions of this Agreement;

(e) the manufacture, labeling or packaging of Iron Products by Luitpold/AR, its Affiliates or any Third Party, and any use of Iron Products (including without limitation Claims based on or relating to product liability), whether prior to, during or after, the Effective Date; or

(f) negligence or willful misconduct on the part of Luitpold/AR, its Affiliates or any Third Party in the performance of Luitpold/AR’s obligations under the terms of this Agreement; provided, however, that Luitpold/AR shall not be obligated to indemnify a FUSA Party for any loss, liability, damages, fees or expenses incurred by such FUSA Party to the extent attributable solely to a breach by FUSA of any obligation, covenant, agreement, representation or warranty of FUSA contained in this Agreement, or to any act or omission constituting recklessness, gross negligence or willful misconduct on the part of FUSA or a FUSA Party.

8.02 FUSA Indemnity.  FUSA shall defend, indemnify and hold Luitpold/AR, its Affiliates, and its and their respective employees, agents, officers, and directors (each a “Luitpold/AR Party”) harmless from and against any and all losses, liabilities, damages, fees (including, until such time as FUSA has notified Luitpold/AR in writing that it will assume control of a given Claim, reasonable attorneys fees and costs pertaining to such Claim), and expenses paid or payable by a Luitpold/AR Party (including without limitation payments that Luitpold/AR may be required to make to its licensors of any rights pertaining to any of the Iron Products and suppliers of any components of any Iron Product) that result from or arise in connection with a claim, suit or other proceeding made or brought against any Luitpold/AR Party (a “Luitpold/AR Claim”) based on:

(a) the breach by FUSA of any obligation, covenant, agreement, representation or warranty of FUSA contained in this Agreement;

(b) the distribution, marketing, advertisement, promotion or sale of Iron Products by FUSA and its Affiliates in the Territory after the Effective Date;

(c) infringement of a Third Party’s trademarks, other than by reason of the use by FUSA of the Trademarks;

(d) any failure of FUSA to comply with Applicable Laws in connection with the distribution, marketing, advertisement, promotion or sale of Iron Products, including but not limited to (i) any failure of promotional materials developed by FUSA to comply with applicable labeling and Product Registrations and Applicable Law, and (ii) the unlawful making by FUSA of any unsupportable or off-label claims with respect to Iron Products; or

(e) negligence or willful misconduct on the part of FUSA, its Affiliates or any Third Party in the performance of FUSA’s obligations under of this Agreement; provided, however, that FUSA shall not be obligated to indemnify a Luitpold/AR Party for any loss, liability, damages, fees or expenses incurred by such Luitpold/AR Party to the extent attributable to a breach by Luitpold/AR of any obligation, covenant, agreement, representation or warranty of Luitpold/AR contained in this Agreement, or to any act or omission constituting negligence, recklessness, gross negligence, or willful misconduct on the part of Luitpold/AR or a Luitpold/AR Party.

(f) FUSA or its manufacturer’s noncompliance with instructions, including, but not limited to, expenses for manufacturing, repackaging, recalling or destroying defective Iron Product(s) and the out-of-pocket expenses incurred by Vifor/Luitpold/AR to determine such non-compliance and to assist FUSA in eliminating such non-compliance.

8.03 Control of Proceedings.  Each indemnified Party shall:

(a) give the indemnifying Party written notice of any Claim or potential Claim promptly after the indemnified Party receives notice of any such Claim or Potential Claim (provided that failure to give any such notice shall not alter or reduce the indemnification obligations of any Indemnifying Party except to the extent that such failure caused the Indemnified Parties to incur increased losses, liabilities, damages or fees);

(b) allow the indemnifying Party to assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified Party under this Section 8.03 with respect to a given Claim); provided that the controlling Party may not settle such Claim in any manner that would require payment by the other Party, or would have a Material Adverse Effect on the rights granted to the other Party hereunder, or would materially conflict with the terms of this Agreement, without first obtaining the other Party’s prior written consent; and

(c) reasonably cooperate with the indemnifying Party in its defense of the Claim (including, without limitation, making documents and records available for review and copying and making persons within its/his/her control available for pertinent testimony) at the indemnifying Party’s expense. If the indemnifying Party defends the claim, an indemnified Party may participate in, but not control, the defense of such Claim using attorneys of its/his/her choice and at its/his/her sole cost and expense. An indemnifying Party shall have no obligation or liability under this Article 8 as to any Claim for which settlement or compromise of such Claim or an offer of settlement or compromise of such Claim is made by an indemnified Party without the prior written consent of the indemnifying Party. If the indemnifying Party notifies the other in writing that it will not defend the other Party against a Claim asserted against the other Party, or if the indemnifying Party fails to defend or take other reasonable, timely action, in response to such Claim asserted against the other Party, the other Party shall have the right, but not the obligation, to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim.

8.04 Insurance.  Each Party shall maintain at all times during the Term, and thereafter for three (3) years, or as long as such insurance is reasonably and commercially available, product liability insurance with coverage limits of not less than [*] with insurance carriers reasonably acceptable to the other Party. The minimum level of insurance set forth herein shall not be construed to create a limit on the Parties’ liability with respect to its indemnification obligations hereunder. Prior to the Effective Date (and upon renewal thereof), each Party shall furnish the other Party a certificate of insurance evidencing such coverage as of the Effective Date (and upon renewal thereof) and upon reasonable request by the other Party at any time hereafter. Each such certificate of insurance shall include a provision whereby the insurer providing such certificate shall endeavor to provide thirty (30) days’ written notice prior to any material coverage modification or cancellation by either the other Party or the insurer. The insurance provided by Luitpold hereunder will be endorsed to name FUSA and its Affiliates as additional insureds and to provide that such insurance will be primary and noncontributory to any other insurance available to FUSA and its Affiliates, and the certificates of insurance will evidence such endorsement. The insurance to be provided by a Party pursuant to this Section 8.04 may be provided by policies owned by the Party or a parent company of such Party.

8.05 LIMITATION OF LIABILITY.

(a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, IN NO EVENT SHALL ANY OF FUSA, LUITPOLD/AR OR VIFOR BE LIABLE TO ANY OTHER PARTY HERETO FOR ANY

CONSEQUENTIAL, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ARISING FROM THE LOSS OF BUSINESS, DATA, PROFITS OR GOODWILL OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY) INCURRED OR SUFFERED BY THE OTHER PARTY WITH RESPECT TO A PERSON’S PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR FOR ANY OTHER REASON, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES.

(b) EXCEPT AS EXPRESSLY PROVIDED HEREIN, NONE OF FUSA, LUITPOLD/AR OR VIFOR MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER WITH RESPECT TO ANY SUBSTANCE OR PRODUCT, WHETHER USED ALONE OR COMBINED WITH OTHER MATERIALS OR OTHERWISE.

(c) Notwithstanding any such consent, Vifor and Luitpold/AR shall have no liability and no obligations with respect to any advertising and promotional activities produced by, or for any representations made or implied directly or indirectly by FUSA or any Person employed by or acting on behalf of FUSA in connection therewith.

(d) The limitation of liability expressed in Section 8.05(c) above shall not affect or otherwise limit the obligation of each Party to indemnify other Parties (in accordance with the provisions of Section 8.01, 8.02 and 8.03 as applicable) for claims which are brought by Third Parties.

8.06 Survival.  The rights and obligations of the Parties under this Article 8 shall survive the termination or expiration of this Agreement.

ARTICLE 9

FORCE MAJEURE

9.01 Force Majeure.  Any delays in performance by any Party under this Agreement, including with respect to the payment of obligations, shall not be considered breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, materials shortages or failure of any supplier (where such shortage or failure is attributable to an event of force majeure suffered by such supplier), fire, flood, explosion, earthquake, hurricanes, epidemic, blockage, terrorism or threat of terrorist attack, storms, tornadoes, riots, wars, civil disorder, failure of public utilities or common carriers, labor disturbances, rebellion or sabotage. The Party suffering such occurrence shall notify the other Party as soon as practicable of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, that the Party suffering such occurrence uses Commercially Reasonable Efforts to mitigate any damages incurred by the other Party.

ARTICLE 10

CONFIDENTIALITY

10.01 [*]

(a) [*]

(b) [*]

(c) [*]

(d) [*]

10.02 [*]

10.03 [*]

ARTICLE 11

TERM; TERMINATION

11.01 Term.  This Agreement shall commence on the Effective Date and, unless earlier terminated, shall continue in full force and effect for a period expiring on the tenth anniversary thereof. In addition, FUSA shall have the option (the “Renewal Option”) of extending the term hereof for up to two (2) consecutive periods of five (5) additional years [*]. Each Renewal Option may be exercised by written notice delivered by FUSA no later than one hundred and eighty (180) days prior to the expiration of the then-current term. [*].

11.02 Termination.  Prior to the expiration of the Term, this Agreement may be terminated:

(a) immediately upon the mutual written consent of the Parties;

(b) by a Party, upon ninety (90) days’ prior written notice if the other Party materially breaches or defaults in the performance of its obligations under this Agreement and fails to take reasonable measures to cure such breach within such ninety (90) days following receipt of written notice from a non-breaching Party specifying the breach to be cured; or

(c) upon written notice by a Party if (i) the other Party shall have been dissolved, ceased active business operations or liquidated, unless such dissolution, cessation or liquidation results from reorganization, acquisition, merger or similar event, or (ii) bankruptcy or insolvency proceedings, including any proceeding under Title 11 of the U.S. Code, have been brought by or against the other Party and, in the event such a proceeding has been brought against the other Party, remains undismissed for a period of sixty (60) days, or an assignment has been made for the benefit of such Party’s creditors or a receiver of such Party’s assets has been appointed.

11.03 Post-Termination.  Termination of this Agreement shall not affect any payment obligations or other liabilities, which have accrued as of the date of such termination.

11.04 Insolvency or Bankruptcy.  In the event that (i) a Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order of relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (iii) there shall be commenced against the Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (iv) the Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) the Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; then, in addition to any other remedies available to the other Party by Applicable Law or in equity, the other Party may terminate this Agreement by giving written notice to the other Party, which shall be effective immediately upon delivery of such notice.

11.05 Other Termination.  At any time if the Luitpold/AR facility is shut down or the NDA for the Product is withdrawn or suspended, or marketing of the Product is terminated by Luitpold/AR due to safety reasons, then, in addition to any other remedies available to FUSA under Applicable Law, in equity or under this Agreement, FUSA may terminate this Agreement by giving written notice to Luitpold/AR, which shall be effective on such date as shall be designated in such notice.

11.06 Effect of Termination or Expiration.

(a) Upon any early termination of this Agreement by Luitpold/AR pursuant to 11.02(b) or (c), or upon expiration of this Agreement pursuant to Section 11.01, FUSA shall promptly:

(i) return to Luitpold/AR all relevant records, materials or Confidential Information relating to the Iron Products in its (or any of its any Affiliate’s or contractors’) possession or control;

(ii) cease all manufacturing, marketing, sale, promotion, advertising, and distribution of the Iron Products,

(iii) discontinue use of the Trademarks, destroy all advertising or other printed materials bearing the Trademarks, and FUSA’s right to use the Trademarks for the Iron Products in the Field within the Territory shall terminate and cooperate with Luitpold/AR to transition the business in the Field back to Luitpold/AR;

(iv) transfer and assign all right, title and interest in and to all Product Registrations, clinical trial certificates and other administrative files relating to the Iron Product(s) and Substance(s) to Luitpold/AR in a commercially reasonable time; and

(v) immediately return to Luitpold/AR any stock of API, or Substance(s) that FUSA may have as of the termination date at FUSA’s expense.

(b) Upon any early termination of this Agreement by the Parties pursuant Section 11.02(a), FUSA shall have the right to continue to market, sell and distribute all of its remaining inventory of Iron Products for three (3) months following such termination or expiration. [*].

(c) During the three (3) month period prior to expiration of this Agreement pursuant to Section 11.01, the Parties shall cooperate to minimize the quantity of Iron Products labeled with FUSA’s NDC code that will be held by FUSA as of the date of termination. [*].

(d) [*]

ARTICLE 12

GENERAL PROVISIONS

12.01 Assignment.  Neither Party shall assign, subcontract or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Parties hereto, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that each Party may assign its rights and obligations hereunder to an Affiliate. Neither Party may assign this Agreement and its rights and obligations hereunder in connection with a sale or transfer of all or substantially all of its business or a merger, consolidation or other change in control or other similar transaction without the prior written consent of the other Parties hereto. It is understood and agreed, however, that any permitted assignment of this Agreement in accordance with the terms hereof, shall be fully binding upon, and enforceable against, the permitted successors and assigns of the assignor without further action on the part of the Parties or its permitted successors or assigns.

12.02 Non-Waiver.  Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

12.03 Notices.  Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, sent by reputable overnight courier, signature required, or sent by facsimile with proof of successful transmission, in each case to the addresses of each Party and Vifor set forth below or to such other address or addresses as shall be designated by the recipient in writing in the same matter:

If to FUSA:
Fresenius USA Manufacturing, Inc.
d/b/a Fresenius Medical Care North America
920 Winter Street
Waltham, Massachusetts 02451
Attention: Law Department
Telephone: 781-699-9000
Facsimile: 781-699-9410

With a copy to:
Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: David J. Clark
Telephone: 704-377-8390
Facsimile: 704-373-3990
E-Mail: dclark@rbh.com

If to Luitpold/AR:
Luitpold Pharmaceuticals, Inc.
One Luitpold Drive
P.O. Box 9001
Shirley, New York 11967
Attention: President and CEO
Telephone: 631-924-4000
Facsimile: 631-924-8650
E-Mail: mjhelenek@luitpold.com

with a copy to:
Sheppard Mullin Richter & Hampton LLP
1300 I Street, N.W.
11th Floor East
Washington, DC 20005
Attention: Peter S. Reichertz
Telephone: 202-772-5333
Facsimile: 202-312-9426
E-Mail: preichertz@sheppardmullin.com

If to Vifor:
Vifor International, Inc.
Rechenstrasse 37,
CH-9001
St. Gallen, Switzerland
Attention: Director
Facsimile: 011-41-58-851-8485
E-mail:

Copies of any communication made in accordance with this Section 12.03 may be transmitted by e-mail, but e-mail transmission shall not alone be deemed effective delivery.

12.04 Amendments.  This Agreement may be waived, amended, supplemented or modified only by a written agreement executed by each of the Parties.

12.05 Entirety of Agreement.  This Agreement, with the Exhibits and Schedules attached hereto, and the Services Agreement contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all previous and contemporaneous verbal and written agreements, representations and warranties with respect to such subject matter. This Agreement shall not be strictly construed against either Party.

12.06 Public Announcements.  The form and content of any public announcement to be made by a party regarding the subject matter of this Agreement, shall be subject to the prior written consent of the other parties (which consent may not be unreasonably withheld or delayed), except as may be required by Applicable Law (including, without limitation, disclosure requirements of the SEC, NASDAQ, or any other stock exchange) in which event the disclosing Person shall use Commercially Reasonable Efforts to give the other parties hereto reasonable advance notice and reasonable opportunity to review any such disclosure.

12.07 Governing Law.  This Agreement shall be governed by and construed in accordance with the Applicable Laws of the State of Delaware, without regard to its conflicts of law principles.

12.08 Relationship of the Parties.  In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between or among the Parties. Except as otherwise expressly provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of any other party hereto. No Party hereto shall be liable for the act of any other Party hereto unless such act is expressly authorized in writing by such Party.

12.09 Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties and Vifor. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Person on whose behalf it was executed, but all of which taken together shall constitute but one and the same instrument.

12.10 Severability.  If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over a Party or Vifor, then such declaration shall not affect the remainder of the Agreement and the parties hereto shall revise the invalidated part in a manner that will render such provision valid without impairing such parties’ original intent.

12.11 Cumulative Rights.  Except as herein expressly provided, the rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at Applicable Law or in equity, or under any other agreement between the Parties, and all of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

12.12 No Other Rights.  No rights or licenses in or to either Party’s or Vifor’s patent rights, Know-How, Trade Secrets, copyrights or trademarks shall be created or implied hereunder, except those licenses and rights that are expressly granted in this Agreement.

12.13 Expenses.  Each party shall each bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as otherwise expressly set forth in this Agreement, the performance of the obligations contemplated hereby.

12.14 Facsimile Execution.  This Agreement may be executed in facsimile counterparts each of which is hereby agreed to have the legal binding effect of an original signature. The Parties and Vifor hereto agree to forward the original signatures by overnight mail to the other Parties upon execution.

12.15 License Survival During Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement to the Licensed Technology are, and shall otherwise be deemed to be, for purposes of Paragraph 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Paragraph 101(35A) of the U.S. Bankruptcy Code. Luitpold/AR and Vifor agree that FUSA, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, subject to performance by FUSA of its obligations under this Agreement. In the event Luitpold/AR elects to terminate this Agreement because of a Bankruptcy Event and FUSA elects to continue the licenses under this Agreement as contemplated by the preceding sentence, then FUSA shall be entitled, upon reasonable request to Luitpold/AR and Vifor, to have access, in confidence, to such Licensed Technology not already in FUSA’s possession as shall be reasonably necessary to make use of the license rights under this Agreement without participation by Luitpold/AR.

12.16 [*]

12.17 [*]

12.18 Dispute Resolution.  In the event of a disagreement or decision-deadlock among the members of the EOC as to any material matter within the scope of this Agreement, and/or matters that a Party considers to be or potentially cause a breach of a material term hereunder, the EOC will diligently and in good faith seek to resolve the matter in dispute. If the EOC is unable to resolve the dispute, despite its good faith efforts, the dispute shall be referred to the Chief Executive Officer or Business Unit President of each Party. In the event that no mutual agreement is reached by the Chief Executive Officer or Business Unit President, neither Party shall incur any liability to the other Party solely as a result of failing to resolve a disagreement or decision-deadlock under this Section 12.18.

ARTICLE 13

CONDITIONS

13.01 The respective obligations of each Party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

(a) All consents, authorizations, orders and approvals of, and filings and registrations with, any federal or state governmental commission, board, or other regulatory body that are required for the consummation by each party hereto of the transactions provided for herein shall have been obtained or made, and the applicable waiting period under the Hart-Scott-Rodino Act shall have expired or been terminated.

(b) There shall not have occurred after the date hereof and prior to the Effective Date any material adverse change in the condition (financial or otherwise), business or prospects of Luitpold/AR taken as a whole.

(c) [*]

(d) approval of the transactions contemplated hereby by the respective Board of Directors, Management Boards and Supervisory Boards of the parties hereto.

[End of text; signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this License, Distribution, Manufacturing and Supply Agreement as of the date first set forth above.

LUITPOLD PHARMACEUTICALS, INC.

By:	/s/ Mary Jane Helenek
Name:     Mary Jane Helenek

Title:	President & CEO

AMERICAN REGENT, INC.

By:	/s/ Mary Jane Helenek
Name:     Mary Jane Helenek

Title:	President & CEO

FRESENIUS USA MANUFACTURING, INC

By:	/s/ Rice Powell
Name:

Title:	President

VIFOR (INTERNATIONAL) INC.1

By:	/s/ A. Coombs
Name:     G. Zampieri

Title:	CEO Vifor Pharma

/s/ G. Zampieri
Name:     G. Zampieri

Title:	Head of Ind. Ops.

1 Executing this Agreement to indicate its acknowledgement of and consent to the terms and provisions hereof, and to agree to be bound to those provision hereof that pertain to it.

SCHEDULES

7.02(d) [*]

EXHIBITS

1	.01-A	[*]
1	.01-C	[*]
1	.01-D	[*]
1	.01-E	[*]
1	.01-F	[*]
2	.01(c)	[*]
2	.01(d-1)	[*]
2	.01(d-2)	[*]
3.11		[*]
5	.01(a)	[*]
6.01		[*]
6.03		[*]
6.06		[*]
6.08		[*]
6.11		[*]
7	.05(a)	[*]

EXHIBIT 1.01-A

[*]

[*]

[*]

[*]

[*]

EXHIBIT 1.01-C

[*]

EXHIBIT 1.01-D

[*]

EXHIBIT 1.01-E

[*]

EXHIBIT 1.01-F

[*]

EXHIBIT 2.01(c)

[*]

EXHIBIT 2.01(d)

[*]

EXHIBIT 5.01

[*]

EXHIBIT 6.08

[*]

EXHIBIT 6.11

[*]

EXHIBIT 7.05(a)

[*]